                                                     EXHIBIT 4-16
                               FIRST AMENDMENT
                                     TO
                               LOAN AGREEMENT


This First Amendment to the Loan Agreement is made and entered into as of the 27 day of November, 1996, by and among the WICOR, Inc., Master Savings Trust (formerly the Wisconsin Gas Company Employees' Saving Plans Trust), (the "Trust"), WICOR, Inc. (the "Company") and ABN AMRO Bank N.V., a bank organized under the laws of the Netherlands and acting through its Chicago branch (the "Bank"). All terms not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement by and among the Trust, the Company and the Bank dated as of March 29, 1996 (the "Agreement").

                             W I T N E S S E T H:

WHEREAS, the stated maturity of the ESOP Note (as amended) is August 31, 2001; and

WHEREAS, the Trust has requested that the principal repayment schedule of the ESOP Note be revised and that the maturity date of the ESOP Loan be extended until May 31, 2002 and the Bank is agreeable to such extension;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Amendment of Subsection 2.1.  Subsection 2.1 of the
Agreement shall be, and it hereby is, amended by deleting the first sentence thereof in its entirety and, in lieu thereof, inserting the following:

"Subject to the terms and conditions hereof, the Bank agrees to lend to the Trust, on the Effective Date, Five Million Eleven Thousand Two Hundred Forty-Eight Dollars ($5,011,248.00), which amount shall be payable in thirty-one (31) consecutive principal installments, consisting of two (2) consecutive Quarterly principal installments of Two Hundred Thirty-Five Thousand Dollars ($235,000.00) each payable on the last business day of May, 1996 and August, 1996; one (1) principal installment of One Hundred Thirty-Five Thousand ($135,000.00) payable on the last business day of November, 1996; six (6) principal installments of Sixty-Seven Thousand Dollars ($67,000.00) each payable on the last business day of January of each year commencing January 31, 1997; sixteen (16) Quarterly principal installments of Two Hundred Thousand Dollars ($200,000.00) each payable on the last business day of February, May and August of each year commencing on February 28, 1997; five (5) quarterly principal installments of One Hundred Thirty-Three Thousand Dollars ($133,000.00) each payable on the last business day of November of each year commencing on November 28, 1997; and a final payment in the amount of the outstanding balance of the ESOP Loan on May 31, 2002.

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2.	Amendment of Subsection 2.2.  Subsection 2.2 of the
Agreement shall be, and it hereby is, amended by deleting part (b) thereof in its entirety and, in lieu thereof, inserting the following:

"(b) be stated to mature on May 31, 2002, and be payable as provided in subsection 2.1 hereof, and"

3.	Effectiveness of Amendment.  This Amendment shall become
effective upon receipt by the Bank of (i) a copy of this Amendment duly executed by the Trust, the Bank and the Company, (ii) the Consent of Guarantor attached to this Amendment duly executed by the Company, and (iii) the Amended and Restated Promissory Note substantially in the form attached hereto as Exhibit A executed by the Trust which Note shall hereinafter constitute the ESOP Note.

4.	Miscellaneous.

(a) The Trust hereby represents and warrants to the Bank that all of the representations and warranties made by the Trust in the Loan Documents are true and correct on the date of this Amendment and that no Default or Event of Default under the Agreement has occurred and is continuing as of the date of this Amendment.

(b)	The Company hereby represents and warrants to the Bank that
all of the representations and warranties made by the Company in the Loan Documents are true and correct on the date of this Amendment; that no Default or Event of Default under the Agreement has occurred and is continuing as of the date of this Amendment; that the making, execution and delivery of this Amendment, and performance of and compliance with the terms of the Agreement, as hereby amended, (i) have been duly authorized by the Boards of Directors of Wisconsin Gas and of the Company and by all other actions, (ii) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of, the Trust Agreement and (iii) will not violate, conflict with, or constitute a default under any law, regulation, order or any other requirement of any court, tribunal, arbitrator, or Governmental Authority; that the Agreement, as amended hereby and the ESOP Note, as now amended and restated by the Amended and Restated Promissory Note constitute valid and legally binding obligations of the Trust, and are enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

(c)	Each reference in the Agreement to "this Agreement" and each reference in the ESOP Note and the Guaranty to "Agreement" shall be deemed a reference to the Agreement as amended by this Amendment.

(d)	Except as amended by this Amendment, the terms and
conditions of the Agreement shall remain in all other respects in full force and effect

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(e)	The Company acknowledges and agrees that pursuant to
subsection 11.6 of the Guaranty, the Company shall cause Wisconsin Gas to reimburse the Bank for all of its out-of-pocket costs and expenses incurred in connection with this Amendment, including the fees and disbursements of the counsel to the Bank for the preparation hereof and expenses incurred in connection herewith.

(f)	This Amendment and the rights and obligations of the parties hereto shall be governed by the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to Loan Agreement to be executed by their respective officers as of the date first written above.

MARSHALL & ILSLEY TRUST COMPANY,
AS TRUSTEE FOR THE WICOR, INC.
MASTER SAVINGS TRUST, (formerly the
WISCONSIN GAS COMPANY
EMPLOYEES' SAVINGS PLANS TRUST)


By:
                          (Title)

WICOR, INC.


By:
  (Title)

ABN AMRO BANK N.V., CHICAGO BRANCH
                              by  ABN AMRO North America Inc., as agent

By:
                          (Title)


By:
(Title)

        4                            CONSENT OF GUARANTOR


The undersigned hereby (i) acknowledges and agrees that the Guaranty executed by the undersigned related to the ESOP Note and Loan is and remains in full force and effect subject to no defense, counterclaim or offset of any kind, (ii) acknowledges its receipt of a copy of the foregoing Amendment, acknowledges that it has received notice of the extension of the time for payment of the ESOP Loan pursuant to such Amendment and hereby consents and agrees to the terms of the forgoing Amendment, all in accordance with Section 7 of the Guaranty and (iii) acknowledges and agrees that the giving of the undersigned's consent to the foregoing Amendment shall not in any way be construed to require the giving of the undersigned's consent to any future amendment.

Dated as of November 27, 1996.


WICOR, INC.


By:
(Title